Exhibit 99.1

July 31, 2007
Press Release
SOURCE: Oil States International, Inc.

Oil States Announces Second Quarter Earnings of $1.03 per Share

HOUSTON, Texas, July 31 -- Oil States International, Inc. (NYSE: OIS) today reported net income for the quarter ended June 30, 2007 of $52.2 million, or $1.03 per diluted share. These results compare to $45.3 million, or $0.88 per diluted share, reported in the second quarter of 2006. Net income for the second quarter of 2007 included a pre-tax gain of $12.8 million on the sale of 14.95 million shares of common stock in Boots & Coots International Well Control, Inc. (“Boots & Coots”), or an after-tax gain of $0.17 per diluted share.

Driven by record results in Offshore Products and continuing contributions from capital expenditures particularly made in support of Canadian oil sands operations, the Company generated $499.3 million of revenues and $98.4 million of EBITDA (defined as net income plus interest, taxes, depreciation and amortization) in the second quarter of 2007 compared to $463.4 million and $84.1 million, respectively, in the second quarter of 2006. (A) Offshore Products EBITDA increased 51% year-over-year due to continued deepwater development spending by its customers. In addition, the outlook for Offshore Products continued to improve as backlog increased 8% sequentially during the quarter to $402.2 million. Well Site Services reported slightly lower revenues and EBITDA due to decreased Canadian drilling related activity, partially offset by increases in oil sands accommodations and U.S. rental tool activity. Tubular Services reported flat revenues year-over-year but lower EBITDA due to higher industry inventory levels and more competitive pricing. Operating income in the second quarter of 2007 was $68.5 million compared to $70.0 million for the second quarter of 2006. The Company recognized an effective tax rate of 34.1% in the quarter compared to 32.2% in the second quarter of last year.

The Company reported net income of $104.7 million, or $2.08 per diluted share, on revenues of $979.8 million and EBITDA of $196.3 million for the first half of 2007. For the first half of 2006, the Company reported net income of $98.2 million, or $1.92 per diluted share, on revenues of $959.6 million and EBITDA of $188.6 million. This represents year-over-year revenue and EBITDA increases of 2% and 4%, respectively. As a result, operating income increased $2.2 million to $151.4 million in the first half of 2007 from $149.2 million in the first half of 2006. During the first half of 2007, the Company recognized a $12.8 million pre-tax gain related to the sale of a portion of its investment in Boots & Coots. During the first half of 2006, the Company recognized an $11.3 million pre-tax gain, or $0.12 per diluted share, from the sale of its workover business to Boots & Coots.

BUSINESS SEGMENT RESULTS
(Unless otherwise noted, the following discussion compares the quarterly results from the second quarter of 2007 which excludes the aforementioned gain on the sale of Boots & Coots stock to the results from the second quarter of 2006 in order to present a more meaningful comparison of the Company’s results.)

Well Site Services
For the second quarter of 2007, Well Site Services generated revenues of $149.5 million and EBITDA of $52.8 million (excluding the Boots & Coots gain) compared to $154.0 million and $54.3 million, respectively, in the second quarter of 2006. The 3% year-over-year decline in both revenues and EBITDA resulted primarily from softer demand for services tied to Canadian drilling activity and lower utilization and margin on the Company’s drilling rigs, partially offset by contributions from capital expenditures made over the last year in oil sands accommodations, rental equipment and drilling rigs.

The accommodations business generated $61.9 million of revenues and $18.5 million of EBITDA compared to $75.0 million and $19.7 million, respectively, in the second quarter of 2006. The accommodations business was negatively impacted by reduced accommodations demand for traditional Canadian drilling activity and lower U.S. accommodations rental activity, partially offset by increases in activity and profitability in the oil sands region of northern Canada. Drilling services reported revenues and EBITDA of $36.8 million and $15.1 million, respectively, in the second quarter of 2007 compared to $32.2 million of revenues and $15.4 million of EBITDA in the second quarter 2006. Drilling services benefited from additional capacity from four rigs added to the fleet over the past twelve months, offset by reduced utilization and higher costs, primarily associated with rig moves and repair and maintenance. Rental tools generated $50.8 million of revenues and $19.3 million of EBITDA in the second quarter of 2007 compared to $46.8 million of revenues and $18.4 million of EBITDA during the second quarter of 2006. This year-over-year growth was due to strong activity levels in the United States, partially offset by weaker drilling and completion activity in Canada.

Offshore Products
During the second quarter of 2007, Offshore Products generated record quarterly results, reporting $135.4 million of revenues and $27.0 million in EBITDA compared to $93.7 million and $17.9 million, respectively, in the second quarter of 2006. EBITDA margin increased to 20% in the quarter from 19% in the second quarter of 2006 due to improved volumes and gross margins from bearing and connector products partially offset by reduced pipeline service work from 2006 levels. Backlog continued to increase, totaling a new record of $402.2 million at June 30, 2007 compared to $373.4 million at March 31, 2007 and $349.3 million as of December 31, 2006.

Tubular Services
Tubular Services generated revenues of $214.4 million and EBITDA of $11.3 million during the second quarter of 2007 compared to $215.7 million and $17.5 million, respectively, in the second quarter of 2006. Tubular Services’ OCTG shipments increased 3% to 120,100 tons from 116,800 tons in the second quarter of 2006. Gross margins in the second quarter of 2007 declined to 6.4% from 9.3% in the second quarter of 2006 because of higher industry-wide inventory levels and more competitive pricing. The Company’s OCTG inventory as of June 30, 2007 was $221.7 million compared to $251.4 million as of March 31, 2007 and $261.8 million as of December 31, 2006. As of June 30, 2007, approximately 76% of Oil States’ OCTG inventory was committed to customer orders.

“We continue to focus on expansion opportunities and execution initiatives in our high growth markets supporting deepwater development and Canadian oil sands spending,” stated Cindy B. Taylor, Oil States’ President and Chief Executive Officer. “Deepwater infrastructure spending and capital equipment upgrades drove record financial results in our Offshore Products segment and provided the business with yet another record quarter end backlog of over $400 million, which is up over 43% from the June 30, 2006 level. In addition, our commitment to support the oil sands activity continues to increase with our investments in large scale accommodations in the oil sands region of northern Alberta, Canada. We have spent approximately $60 million over the past twelve months in developing our three major lodges in the oil sands region. We see continued growth in activity for our accommodations business in the oil sands region as labor needs in the region are expected to double over the next three to five years.”

“Subsequent to the end of the second quarter, we completed two rental tool acquisitions. These investments are consistent with our strategy to expand our suite of production and completion products and services in our North American operations. We believe that demand for these services has strong growth potential given the decline rates of onshore wells and the increasing complexity of completions in the high activity basins. Our strategic focus continues to be centered on increasing our exposure to deepwater and oil sands exploration and production activities while expanding our service capabilities in the North American resource plays. Looking forward, our current expectation for third quarter 2007 earnings including the impact of our recently announced acquisitions is in a range of $0.95 to $1.01 per diluted share.”

Oil States International, Inc. is a diversified oilfield services company with locations around the world. Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues	$499,308	$463,359	$979,824	$959,590
Costs and expenses:
Cost of sales	386,710	353,686	742,513	731,919
Selling, general and administrative expenses	28,225	26,753	55,548	52,197
Depreciation and amortization expense	16,113	12,995	30,532	25,881
Other operating expense	(221)	(78)	(141)	387
Operating income	68,481	70,003	151,372	149,206

Interest expense	(3,739)	(4,938)	(8,581)	(9,734)
Interest income	784	683	1,710	956
Equity in earnings of unconsolidated affiliates	748	1,303	1,290	1,987
Sale of workover services business	-	(244)	-	11,250
Gain on sale of investment	12,774	-	12,774	-
Other income	237	(1)	351	245
Income before income taxes	79,285	66,806	158,916	153,910
Income tax provision	(27,052)	(21,501)	(54,222)	(55,689)
Net income	$52,233	$45,305	$104,694	$98,221

Net income per share
Basic	$1.06	$0.91	$2.12	$1.99
Diluted	$1.03	$0.88	$2.08	$1.92

Weighted average number of common shares outstanding
Basic	49,341	49,598	49,305	49,403
Diluted	50,833	51,230	50,414	51,126

Oil States International, Inc.
Consolidated Balance Sheets
(in thousands)

	Jun. 30, 2007	Mar. 31, 2007	Dec. 31, 2006
Assets	(unaudited)	(unaudited)	(audited)
Current assets
Cash and cash equivalents	$21,121	$22,461	$28,396
Accounts receivable, net	366,456	361,663	351,701
Inventories, net	365,880	383,209	386,182
Prepaid expenses and other current assets	28,430	23,190	17,710
Total current assets	781,887	790,523	783,989
Property, plant and equipment, net	444,978	383,567	358,716
Goodwill, net	337,026	332,718	331,804
Investments in unconsolidated affiliates	22,711	38,641	38,079
Other noncurrent assets	57,304	58,157	58,506
Total assets	$1,643,906	$1,603,606	$1,571,094

Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$176,545	$6,487	$6,873
Accounts payable and accrued liabilities	212,470	184,686	199,842
Income taxes	912	15,491	11,376
Deferred revenue	46,192	53,024	58,645
Other current liabilities	1,592	5,427	3,680
Total current liabilities	437,711	265,115	280,416
Long-term debt (B)	167,103	382,567	391,729
Deferred income taxes	38,513	39,233	38,020
Other liabilities	26,413	24,898	21,093
Total liabilities	669,740	711,813	731,258

Stockholders' equity
Common stock	517	513	511
Additional paid-in capital	385,940	376,249	372,043
Retained earnings	592,034	539,801	487,627
Accumulated other comprehensive income	53,827	33,245	30,183
Treasury stock	(58,152)	(58,015)	(50,528)
Total stockholders' equity	974,166	891,793	839,836
Total liabilities and stockholders' equity	$1,643,906	$1,603,606	$1,571,094

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues
Accommodations	$61,864	$75,015	$155,417	$179,604
Rental Tools	50,842	46,777	104,481	96,365
Drilling and Other	36,752	32,205	67,669	60,223
Workover Services	-	-	-	8,544

Well Site Services	149,458	153,997	327,567	344,736
Offshore Products	135,437	93,675	254,477	171,946
Tubular Services	214,413	215,687	397,780	442,908
Total Revenues	$499,308	$463,359	$979,824	$959,590

EBITDA (A)
Accommodations	$18,512	$19,745	$57,589	$48,951
Rental Tools	19,254	18,399	41,476	39,258
Drilling and Other (C)	27,824	16,382	40,574	30,141
Workover Services (D)	-	(244)	-	13,828

Well Site Services	65,590	54,282	139,639	132,178
Offshore Products	26,979	17,915	47,415	30,709
Tubular Services	11,272	17,472	19,624	35,770
Corporate / Other	(5,488)	(5,613)	(10,359)	(10,088)
Total EBITDA	$98,353	$84,056	$196,319	$188,569

Operating Income / (Loss)
Accommodations	$13,152	$15,581	$48,144	$40,940
Rental Tools	14,131	14,193	31,613	31,010
Drilling and Other	11,816	13,664	21,810	25,387
Workover Services	-	-	-	1,922

Well Site Services	39,099	43,438	101,567	99,259
Offshore Products	24,207	15,186	41,815	25,251
Tubular Services	10,710	17,023	18,444	34,842
Corporate / Other	(5,535)	(5,644)	(10,454)	(10,146)
Total Operating Income	$68,481	$70,003	$151,372	$149,206

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended June 30,
	2007	2006

Supplemental Operating Data
Land Drilling Operating Statistics
Average Rigs Available	32	28
Utilization	83.2%	91.5%
Implied Day Rate ($ in thousands per day)	$15.1	$13.8
Implied Daily Cash Margin ($ in thousands per day)	$6.3	$6.9

Offshore Products Backlog ($ in millions)	$402.2	$280.6

Tubular Services Operating Data
Shipments (Tons in thousands)	120.1	116.8
Quarter end Inventory ($ in thousands)	$221,702	$269,803

(A)
The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2006	2005

Net income	$52,233	$45,305	$104,694	$98,221
Income tax expense	27,052	21,501	54,222	55,689
Depreciation and amortization	16,113	12,995	30,532	25,881
Interest income	(784)	(683)	(1,710)	(956)
Interest expense	3,739	4,938	8,581	9,734
EBITDA	$98,353	$84,056	$196,319	$188,569

(B)
As of June 30, 2007, the Company had approximately $223.8 million available under its revolving credit facility. Subsequent to June 30, 2007, the Company borrowed approximately $41.0 million to complete the previously announced Well Testing acquisition. In addition, the Company expects to close the previously announced Schooner transaction during the third quarter of 2007 and will, as a result, draw an additional $61.0 million on its revolving credit facility to fund that transaction.

(C)	Includes the $12.8 million gain from the sale of Boots & Coots stock completed in April 2007.
(D)
Reflects two months’ results for the workover services business, which was sold to Boots & Coots International Well Control, Inc. effective on March 1, 2006 and also includes the $11.3 million non-cash, pre-tax gain from the sale of the workover services business to Boots & Coots International Well Control, Inc.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582
SOURCE: Oil States International, Inc.